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                1st FRANKLIN FINANCIAL CORPORATION

                        INDEX TO EXHIBITS


Exhibit No.                                                   Page No.

    19      Quarterly Report to Investors for the
              Nine Months Ended September 30, 1994 . . . .       4

    27      Financial Data Schedule. . . . . . . . . . . .      13
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